Exhibit 99.1

Frontier Announces $750 Million Fiber Securitization Offering

DALLAS, Texas —(BUSINESS WIRE)— Frontier Communications Parent, Inc. (NASDAQ: FYBR) (“Frontier” or the “Company”) today announced that a limited-purpose, bankruptcy remote, indirect subsidiary of the Company has priced $750 million aggregate principal amount of secured fiber network revenue term notes, consisting of $530 million 6.2% Series 2024-1, Class A-2 term notes, $73 million 7.0% Series 2024-1, Class B term notes and $147 million 11.2% Series 2024-1, Class C term notes, each with an anticipated repayment date in May 2031 (collectively, the “Notes”). Collectively, the Notes have a weighted average yield of approximately 7.4%. The Notes will be secured by certain of Frontier’s fiber assets and associated customer contracts in North Texas and will qualify as an offering of green bonds.

Frontier intends to use the net proceeds of the offering to, among other things, repay certain existing indebtedness of the Company and its non-securitization subsidiaries, including a portion of the outstanding principal amount of the Company’s term loan facility, and for general corporate purposes, including potential investments or expenditures, such as capital expenditures and research and development, in line with Frontier’s fiber expansion and copper migration strategies.

The Company expects the offering of the Notes to close on or around July 1, 2024, subject to satisfaction of various closing conditions. There can be no assurance regarding the timing of closing or that the sale of the Notes will be completed.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the Notes or any other securities, and shall not constitute an offer to sell, solicitation of an offer to buy, or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Forward-Looking Statements

This release contains “forward-looking statements” related to future events. Forward-looking statements address the Company’s expectations or beliefs concerning future events, including, without limitation, the expected use of proceeds from the sale of the Notes, the timing of the closing of the offering, the qualification of the Notes as green bonds and other matters. These statements are based on management’s views and assumptions, as of the date of this release, regarding future events and performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. A wide range of factors could materially affect future developments and performance, including but not limited to, uncertainties related to market conditions, changes to the terms and timing of the offering, the Company’s ability to satisfy the closing conditions related to the offering and other factors set forth in the Company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. You should consider these important factors, as well as the risks and other factors contained in the Company’s filings with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and subsequent SEC filings. The Company does not intend, nor does it undertake any duty, to update any forward-looking statements, except as required by law.

About Frontier

Frontier (NASDAQ: FYBR) is the largest pure-play fiber provider in the U.S. Driven by our purpose, Building Gigabit America®, we deliver blazing-fast broadband connectivity that unlocks the potential of millions of consumers and businesses.

Investor Contact	Media Contact

Spencer Kurn	Chrissy Murray
SVP, Investor Relations	VP, Corporate Communications
+1 401-225-0475	+1 504-952-4225
spencer.kurn@ftr.com	chrissy.murray@ftr.com